                                                                EXHIBIT 10(A)

                              AMENDED AND RESTATED
                         FRONTIER FINANCIAL CORPORATION
                          INCENTIVE STOCK OPTION PLAN

1.  PURPOSE

        This Incentive Stock Option Plan (the "Plan") is intended to promote the best interests of FRONTIER FINANCIAL CORPORATION and its subsidiaries ("Frontier" or the "Corporation") and its shareowners by providing an incentive and reward for those key top-management officers and employees who contribute to the operating progress and success of Frontier.

        1.1    FAVORABLE TAX TREATMENT

        Implementation of this Plan is designed to take advantage of the favorable income tax treatment afforded to the recipient of incentive stock options pursuant to Internal Revenue Code Sections 421 to 425 and its associated regulations.

        1.2    ADVANTAGES TO KEY EMPLOYEES

        This plan provides a means whereby certain key employees of Frontier are afforded the opportunity of investing in the common stock of Frontier under beneficial income tax consequences. Upon the exercise of the incentive stock options granted pursuant to this plan, employees will not recognize either ordinary or capital gain income, but may trigger the application of the alternative minimum tax. Income realization is deferred until such time as the employee sells the stock obtained pursuant to the exercise of the incentive stock option and the income may be characterized as capital gain, instead of ordinary income, upon such subsequent sale.

        1.3    ADVANTAGES TO FRONTIER

        The Plan advances the interest of Frontier by enhancing the ability of Frontier to attract and retain the services of highly qualified and highly motivated employees and provides such key employees with additional incentive to exert their best efforts on behalf of Frontier to maximize the appreciation of the value of Frontier stock.

2.  STOCK AVAILABLE PURSUANT TO PLAN

        Shares of stock that may be issued under the Plan shall be authorized and unissued shares of common stock of Frontier. The maximum number of shares that may be issued pursuant to this Plan shall be 750,000 shares of common stock.

        2.1    ADJUSTMENTS

        The quantity of common stock available under this Plan shall be proportionally adjusted to reflect any future common stock dividends, common stock splits, recapitalization, and reorganization of Frontier as is further described in paragraphs 4.7 and 4.8. Subject to the obtainment of shareowner approval pursuant to the provisions of paragraph 7, the Board of Directors may increase the amount of authorized but unissued common stock available under this Plan.

        2.2    UNEXERCISED OPTIONS

        Shares of common stock reserved for stock option grants pursuant to this Plan that are not exercised shall again become available for new option grant upon the expiration or termination of the unexercised option.

3.      ELIGIBILITY

        The following rules are applicable concerning the determination of eligibility of any employees of Frontier.

        3.1    BOARD OF DIRECTORS

        The Board of Directors shall have the authority and responsibility of determining which employees of Frontier shall be eligible to receive incentive stock options pursuant to this Plan. The Board of Directors may establish a committee consisting of three (3) or more directors who are not employees of Frontier, who may make recommendations to the Board of Directors as to which key employees should receive incentive stock options, the number of options to be offered to each key employee, and the fair market value of such stock at the time an incentive stock option is granted.

        3.2    KEY EMPLOYEES

        The Board of Directors may grant incentive stock options pursuant to this Plan only to persons deemed "key employees". Key employees are defined as those employees of Frontier who, in the absolute sole discretion and judgment of the Board of Directors or a committee thereof, have substantial responsibility in the direction, management, and profitability of Frontier or any branch or division of Frontier.

3.3     EMPLOYMENT STATUS

Except as otherwise permitted by this Plan, for the entire time commencing on the date that an incentive stock option is granted pursuant to this Plan until three (3) months before its exercise, the option holder must continually be an employee of Frontier. Such three-month period shall be extended to one year in the case of permanent and total disability, but not death, of the employee.

        3.4    STOCK OWNERSHIP

        At the time an incentive stock option is granted, a key employee may not own Frontier stock possessing more than ten per cent (l0%) of the total combined voting power of all classes of the stock of Frontier. An exception to this ownership limitation shall be if exercise price of the stock granted pursuant to the option shall equal or exceed 110% of the fair market value of the stock on the date the option is granted and the option must be exercised within five (5) years from the date of the grant.

4.      INCENTIVE STOCK OPTION AGREEMENT REQUIREMENTS

        In granting incentive stock options to key employees pursuant to this Plan, Frontier shall enter into written agreements with its key employees, "Frontier Financial Corporation Incentive Stock Option Agreement." Said written agreements must, among other things, provide that the substance of the following terms and conditions be included therein, subject, however, to amendment as may be necessary to comply with the Internal Revenue Code and regulations thereto, Securities and Exchange Commission requirements, and amendments made pursuant to paragraph 7 below.

        4.1    OPTION PRICE

        The option price shall not be less than the fair market value of the stock at the time such option is granted. However, in the event the option is granted to a key employee who at the time of the grant owns ten per cent or more of the combined voting power of all classes of Frontier stock, then the option price shall equal or exceed 110% of the fair market value of the stock at the time such option is granted. The Board of Directors of Frontier shall make a good faith attempt to value the Frontier stock accurately. The Incentive Stock Option Agreement shall specifically set forth the option price in terms of American Dollars.

        4.2    TERM OF OPTION

        No Incentive Stock Option may be exercisable after the expiration of the
(l0) years from the date such option is granted and, is subject to the rules and regulations promulgated by the Internal Revenue Service and the Securities and Exchange Commission. However, the ten year period shall be limited to five (5) years for any option granted to a key employee who at the time of the grant owns ten per cent or more of the combined voting power of all classes of Frontier stock. The Incentive Stock Option Agreement shall provide that in the event a key employee terminates employment with Frontier prior to the expiration of an option, that the option shall be deemed to expire upon the earlier of the expiration of the option or three (3) months following the termination of employment.

        4.3    EXERCISE OF OPTION

        An option shall be deemed exercised when written notice of such exercise has been given to the Corporation at its principal business office by the person entitled to exercise the Option and full payment in cash or cash equivalents (or with shares of Common Stock as hereafter provided) for the shares with respect to which the Option is exercised has been received by the Corporation. As soon as practicable after any proper exercise of an Option in accordance with the provisions of this Plan, the Corporation shall deliver to the Optionee at the main office of the Corporation, or such other place as shall be mutually acceptable, a certificate or certificates representing the shares of Common Stock as to which the Option has been exercised.

        The Board of Directors may provide that, upon exercise of the Option, the Optionee may elect to pay for all or some of the shares of Common Stock underlying the Option with shares of Common Stock of the Corporation previously acquired and owned at the time of exercise by the Optionee, subject to all restrictions and limitations of applicable laws, rules, and regulations, including Section 424(c)(3) of the Internal Revenue Code, and provided that the Optionee makes representations and warranties satisfactory to the Corporation regarding his or her title to the shares used to effect the purchase, including without limitation representations and warranties that the Optionee has good and marketable title to such shares free and clear of any and all liens, encumbrances, charges, equities, claims, security interests, options or restrictions and has full power to deliver such shares without obtaining the consent or approval of any person or governmental authority other than those which have already given consent or approval in a form satisfactory to the Corporation. The equivalent dollar value of the shares used to effect the purchase shall be the fair market value of the shares on the date of the purchase as determined by the Board of Directors or the President and Secretary of the Corporation in its/their sole discretion, exercised in good faith.

        4.4    TIME LIMIT FOR GRANTING OPTIONS

        Any Incentive Stock Option issued pursuant to this Plan must be granted within ten (10) years from the earlier of date on which this Plan is adopted by the Board of Directors of Frontier or the date such plan is approved by the shareowners of Frontier. However, this Plan shall be void unless the shareowners of Frontier approve of its adoption either 12 months before or after it is adopted by the Board of Directors.

        4.5    TRANSFERABILITY OF OPTION RIGHTS

        No option granted pursuant to this Plan may be assigned or transferred; provided, however, that upon the death of a key employee, who at death was actively employed by Frontier, the spouse and/or children of the key employee or personal representative of his/her estate shall have the right to exercise an unexpired option for a period of six (6) months immediately following the death of the key employee. During the life of the key employee, the option may be exercised only by the key employee; provided, however, that in the case of permanent and total disability, the option may be exercised by a court-appointed legal representative of the key employee at any time within one year of the termination of employment.

        4.6    TERMINATION OF EMPLOYMENT

        Any option granted pursuant to this Plan shall terminate and expire three (3) months following termination of employment of the key employee by Frontier for any reason other than death or permanent disability.

        4.7    RECAPITALIZATION

        In the event there is any increase or decrease in the number of issued shares of common stock of Frontier resulting from a subdivision or consolidation of shares, a capital adjustment, the issuance of a stock dividend, the declaration of a stock split, or other increase or decrease in such shares, there shall be a proportional adjustment effected without receipt of consideration by Frontier as follows:(a)in the aggregate number of shares of common stock on which options may be granted to all key employees under this Plan;(b)in the aggregate number of shares of common stock on which options have been granted to any one key employee;(c)in the number of shares covered by each outstanding option; and (d)in the price per share of stock, subject to the provisions of Section 4.1 above in each such option.

4.8     MERGER OR CONSOLIDATION

        Subject to any required action by the shareowners of Frontier, if Frontier shall be the surviving or resulting corporation in any merger or consolidation, any option granted hereunder shall pertain to and apply to the securities to which an owner of the number of shares of common stock subject to the option would have been entitled; that a dissolution or liquidation of Frontier or a merger or consolidation in which Frontier is not the surviving or resulting corporation shall cause every option outstanding hereunder to terminate, except that the surviving or resulting corporation may, in its absolute and uncontrolled discretion, tender options to purchase its shares on its own terms and conditions, both as to the number of shares and otherwise. In any event, however, a key employee with an unexercised option granted pursuant to this plan shall have the right to immediately prior to such dissolution, liquidation, merger or consolidation, exercise the option granted hereby to the full extent therefore not exercised. Any options exercised pursuant to this paragraph can be exercised by providing written notice and the exercise price shall be due and payable concurrent with the closing of the dissolution, liquidation, consolidation or merger of Frontier.

        4.9    LIMITATIONS ON DISPOSITION

        In order to preserve the favorable income tax treatment afforded to incentive stock options, disposition of stock acquired by the exercise of an incentive stock option cannot occur within two (2) years from the date the option was granted nor within one (l) year after the transfer of such shares to the key employee by the exercising of such option. Nothing in this Plan shall prevent an employee from making a disqualifying disposition. However, if the key employee transfers, except by bequest or inheritance, such stock within the above two and/or one year periods, the key employee shall be obligated to use Frontier as the transfer agent and inform Frontier in writing the number of shares transferred, the consideration received in such transfer and the original exercise price of the stock transferred. If any key employee disposes of stock obtained pursuant to this Plan and such disposition generates a payroll tax withholding obligation, it is agreed that the key employee shall make appropriate arrangements with Frontier to fund his/her requisite share of such payroll tax obligation.

        4.10   INVESTMENT PURPOSE

        The key employee at the time of the exercise of an Incentive Stock Option shall state in writing that said employee is purchasing Frontier stock for investment purposes and that said key employee has no present intention of selling the Frontier stock.

        4.11   NONALIENABILITY

        The key employee must agree that he or she will not in any way assign, pledge, encumber, or otherwise transfer any right, title and interest in his or her right to purchase Frontier stock, or any other right under this Plan.

        4.12   RIGHTS BEFORE EXERCISE

        Except as provided in paragraphs 4.7 and 4.8, a key employee with an unexercised stock option shall have no rights as a shareowner with respect to any shares of common stock of Frontier subject to option until said key employee has delivered payment for such stock to the duly authorized officer of Frontier. The employee shall have no right to any cash dividends for which the record date precedes the date of Frontier's receipt of the payment for such stock.

        4.13   SEQUENTIAL EXERCISE OF OPTIONS ISSUED BEFORE JANUARY 1, 1987

        Frontier previously adopted an Incentive Stock Option Plan, which terminated according to the ten year provisions on March 10, 1992. Accordingly, after the effective date of this Plan, there will be outstanding unexpired options from the prior plan. Any option granted before January 1, 1987 pursuant to the prior plan must be exercised sequentially on a first issued, first exercised basis. Any option granted after January 1, 1987 under the prior plan does not have to be exercised in a sequential manner. Any option granted pursuant to this Plan does not have to be exercised in a sequential manner.

        4.14   AGGREGATE FAIR MARKET VALUE LIMITATION

        In order to preserve the preferential income tax treatment afforded to Incentive Stock Options, this Plan places a limit on the options to be granted to a key employee. The limitation is determined by placing a limit of $l00,000 on the aggregate value of option stock that can be exercised for the first time in a calendar year. Aggregate value is determined on the date the option is granted, in accordance with Internal Revenue Code Section 422(d). This does not place a $l00,000 limit on the exercise stock options in any one year. Rather, the limit is imposed on the first calendar year which an option can be exercised. In the event said IRC Section 422(d) is subsequently amended by Congress, this dollar limitation shall be deemed amended commensurately.

        4.15   IDENTIFICATION NUMBERS

        Each Incentive Stock Option Agreement between Frontier and a key employee shall include an identification number. Agreements shall be numbered consecutively, commencing with the first agreement authorized by the Board of Directors. For example, the first Incentive Stock Option Agreement may have the identification number "ISOK-001". Subsequent Incentive Option Agreements would then be numbered ISOK-002, ISOK-003, ISOK-004, etc.

        4.16   NON REGISTERED STOCK

        Unless Frontier, in its sole discretion, determines to register the common stock that may be issued pursuant to this Plan any stock of Frontier obtained by a key employee pursuant to this plan is not registered stock and accordingly, is a restricted security. Therefore, any disposition of such stock by a key employee shall be made in accordance with the applicable rules and regulations of the Securities and Exchange Commission.

5.      ADMINISTRATION

        This Plan shall be administered by the Board of Directors of Frontier. However, the Board of Directors may establish a special committee, including the Personnel Committee of Frontier, to administer this Plan and appoint members of the Board of Directors to such committee. No director who is an active officer or employee of Frontier may serve as a member of the committee administering this Plan. No member of such committee shall be eligible to participate in this Plan. However, such committee may solicit input and recommendations from any officer or employee of Frontier who shall not, by virtue of offering such information or recommendations, be considered ineligible for Incentive Stock Options. The committee shall make recommendations periodically to the Board of Directors including recommendations as to the key employees who should be granted stock options and the quantity and fair market value of such stock options. The final decisions as to Incentive Stock Options, however, shall be made by the Board of Directors and such decisions shall be set forth in the Minutes of the meeting of the Board of Directors at which the action was taken.

        5.1    INTERPRETATION AND CONSTRUCTION

        The committee appointed by the Board of Directors, if any, shall have the responsibility and authority for interpreting and constructing any provisions of the plan, any option granted pursuant to the plan, or any other agreement pertaining to the plan. The decision of the Board shall be final and conclusive and binding upon all key employees.

        5.2    PERSONAL LIABILITY

        No member of the Board of Directors or committee of the Board shall be liable for any action or determination made hereunder.

6.      EFFECTIVE DATE

        This Plan shall become effective upon its approval by both of the following: The Board of Directors of Frontier and the owners of a majority of the outstanding shares of common stock of Frontier at a duly called meeting of said shareowners. Said shareowner approval must occur within either 12 months before or after the plan is adopted by the Board of Directors. No option may be granted by the Board of Directors under this Plan after the expiration of ten
(10) years following said effective date.

7.      AMENDMENTS

        The Board of Directors may from time to time alter, amend, suspend or discontinue this Plan or alter or amend any and all option agreements granted pursuant to this Plan.

        7.1    ADDITIONAL APPROVAL REQUIRED

        The approval of the shareowners of Frontier by vote of the shareowners representing a majority of the outstanding capital stock of Frontier shall be required for amendments or alterations to the Plan that will: (a) Increase the maximum number of shares as to which options may be granted under this Plan; (b) decrease the minimum option price; (c) decrease, directly or indirectly by cancellation and substitution of options or otherwise, the option price applicable to any option granted under this Plan; (d) be treated as the adoption of a new plan pursuant the Internal Revenue Code and its applicable regulations; and (e) result in a material modification of the plan eligibility requirements.

        7.2    EXCEPTIONS

        Provided, however, that the provisions of this clause shall not (a) prevent the granting to any key employee holding an unexpired option under this plan, of an additional option(s) under this plan; (b) withdraw the administration of this Plan from the committee; (c) permit any member of the committee to be eligible to receive or hold an option under the Plan; and (d) alter any outstanding option agreement to the detriment of the key employee holding the option without the consent of such employee.

8.      USE OF PROCEEDS

        The proceeds received by Frontier from the sale of its common stock pursuant to the exercise of options by key employees shall be used for general corporate purposes.

9.      REDEMPTION OF STOCK UPON TERMINATION

        Frontier, solely at Frontier's option, shall have the right to redeem any stock owned by a key employee resulting from the exercising of a stock option pursuant to this Plan upon the key employee's termination of employment. The term of Frontier's option to redeem such stock shall be three months, commencing on the later of the option exercise date or the employment termination date. The redemption price shall be the fair market value of the stock on the date of redemption and the redemption price shall be paid in cash by Frontier upon the redemption.

10.     FINANCING THE EXERCISE OF THE OPTIONS

        Frontier may initiate a financing program that would allow a key employee to finance up to 75% of the exercise price of any option granted pursuant to this Plan. If such financing is offered, it shall be in Frontier's sole discretion to determine the terms and conditions of such financing. Frontier shall be allowed to make an independent assessment of whether financing should be provided to any individual based on that individual's credit history. Thus, if a financing plan is adopted, the decision whether a key employee is entitled to utilize such financing is solely a credit decision to be made by Frontier.

11.     ADOPTION AND/OR GRANT OF OPTIONS OUTSIDE THIS PLAN

        Nothing in this Plan shall be construed as limiting Frontier from establishing another stock option plan (statutory or nonstatutory) that would operate concurrently with this Plan; provided, however, that the approval of the shareowners of Frontier by vote of the shareowners representing a majority of the outstanding capital stock of Frontier shall be required to adopt any additional plan. Moreover, if any additional plan is adopted, no option granted under this plan shall be contingent upon the exercise or nonexercise of any option granted under the additional plan.

12.     PARAGRAPH HEADINGS

        The paragraph headings used in this Plan are for the reference convenience of the reader. In the event of a conflict between he language of a particular paragraph and a paragraph heading, the language of the paragraph shall prevail.